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                     EXHIBIT 11  - COMPUTATION OF NET INCOME PER SHARE
                     ----------

                                            Quarter Ended              Two Quarters Ended
                                    ----------------------------   -------------------------
                                    December 31,    December 31,   December 31,  December 31,
                                        1996            1995           1996          1995
                                    -----------     -----------    -----------   -----------
                                              (In millions except per share amounts)
Primary:

  Average shares outstanding             39.0             39.2          39.0          39.1
                                        =====            =====         =====         =====

  Net income                           $ 45.5           $ 40.4        $ 83.6        $ 73.9
                                       ======           ======        ======        ======

  Net income per share - primary       $ 1.17           $ 1.03        $ 2.15        $ 1.89
                                       ======           ======        ======        ======

Fully diluted:
  Total primary average shares
    outstanding                          39.0             39.2          39.0          39.1

  Dilutive stock options and employee
    stock purchase plan shares - based
    on treasury stock method using the
    greater of quarter-end market price
    or average market price                .1               .1            .1            .1
                                        -----            -----         -----         -----

  Average fully diluted shares
    outstanding                          39.1             39.3          39.1          39.2
                                        =====            =====         =====         =====

  Net income per share - fully diluted  $1.16            $1.03         $2.14         $1.89
                                        =====            =====         =====         =====
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